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                                                                    Exhibit 11.1

Statement Regarding Computation of Per Share Earnings


                                                                            Year ended December 31
                                                                           1995                   1996
                                                                           ----                   ----
                            PRIMARY

 Pro forma net income                                                    $  5,883                $  2,617
                                                                         ========                ========
 Weighted average shares outstanding
   including the effects of the IPO                                         6,424                   6,509
 Primary EPS                                                             $   0.92                $   0.40
                                                                         ========                ========


                         FULLY DILUTED

 Pro forma net income                                                    $  5,883                $  2,617
                                                                         ========                ========
 Weighted average shares outstanding
   including the effects of the IPO                                         6,474                   6,488
 Fully diluted EPS                                                       $   0.91                $   0.40
                                                                         ========                ========


                  SUPPLEMENTAL PRO FORMA EPS

 Pro forma net income as reported                                        $  5,883                $  2,617
                                                                         ========                ========

 Add back:  interest expense                                                                          253
                                                                                                 --------
 Supplemental pro forma net income (1)                                                           $  2,870
 Weighted average shares outstanding
   including the effects of the IPO                                                                 6,509
 Supplemental pro forma net income                                                               $   0.44
                                                                                                 ========

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The treasury stock method was used in the calculation of the average shares outstanding for EPS. The denominator includes the shares outstanding during the year plus the number of shares from assumed exercise of all outstanding stock options less the number of treasury shares that would be repurchased from the proceeds of such exercise. For primary EPS, the average stock price for the year is used in the calculation of treasury shares assumed to be purchased from the proceeds of exercised options; in the calculation for fully diluted
EPS, the year-end stock price is used. The initial public offering price of $9.50 on January 9, 1997, was assumed to be the year-end stock price. The number of shares issued in connection with the initial public offering are also included in the denominator as though the shares had been outstanding since the beginning of the year, in accordance with Regulation S-X, Article 11.

(1)      Supplemental pro forma net income reflects reduced interest expense
         (tax-effected) as if debt repaid from the initial public offering proceeds had been repaid as of the beginning of the year, in accordance with Regulation S-X, Article 11.